Exhibit 99.1

Uranium Resources, Inc. Provides Production Update

CORPUS CHRISTI, Texas--(BUSINESS WIRE)--Uranium Resources, Inc. (NASDAQ: URRE) (URI), a uranium exploration, development, mining and production company, today announced that there has been a delay in the startup of its Rosita wellfield as a result of a number of aquifer related technical issues. Richard A. Van Horn, executive vice president and chief operating officer of URI, noted, “We expect that these issues should be resolved in the next couple of weeks.”

Uranium production for 2008 through the end of May was 140,000 pounds. As a result of the delay in the Rosita wellfield startup, URI’s second quarter production is expected to be 80,000 to 90,000 pounds. Mr. Van Horn concluded, “Once the startup issues at Rosita are resolved, and we have experienced several weeks of wellfield operations, we will be able to determine if we need to adjust our previously anticipated production for 2008.”

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 7 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico. The Company acquired these properties over the past 20 years along with an extensive information database. URI’s strategy is to capitalize on the strong global market for uranium by fully exploiting its resource base in Texas and New Mexico, acquiring new assets and through joint ventures or partnerships.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents, the success of the acquisition of Rio Algom and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

CONTACT:
Investors:
Kei Advisors LLC
Deborah K. Pawlowski/James M. Culligan
716-843-3908/716-843-3874
dpawlowski@keiadvisors.com/jculligan@keiadvisors.com
or
Uranium Resources, Inc.
David N. Clark, 361-883-3990
President and CEO
or
Media:
April Wade, 505-440-9441
Vice President, Communications and Government Relations
awade@uraniumresources.com